                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement         [_]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          LaSalle Re Holdings Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                          LaSalle Re Holdings Limited
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials:

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (4) Date Filed:

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

                       NOTICE OF ANNUAL GENERAL MEETING

                                                               January 14, 1997
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF LASALLE RE HOLDINGS LIMITED:

  The Annual General Meeting of LaSalle Re Holdings Limited (the "Company") will be held on Friday, February 28, 1997 at 9:00 a.m. at the Elbow Beach Hotel, Paget, Bermuda, for the following purposes:

  (1)  To elect four directors to hold office until 2000; and

  (2) To appoint KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending September 30, 1997 and authorize the Board of Directors to set the fees for the independent auditors.

  The shareholders will also receive at the Annual General Meeting the Company's financial statements for the fiscal year ended September 30, 1996 as approved by the Company's Board of Directors.

  Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on December 31, 1996 are entitled to notice of, and to vote at, the Annual General Meeting.

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT CONTAINED ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Victor H. Blake
                                          Chairman, Chief Executive Officer
                                           and President

                          LASALLE RE HOLDINGS LIMITED
                               25 CHURCH STREET
                               P.O. BOX HM 1502
                            HAMILTON HM FX BERMUDA

                               JANUARY 14, 1997

                                PROXY STATEMENT

  The Board of Directors of LaSalle Re Holdings Limited (the "Company") is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 9:00 a.m. on February 28, 1997, at the Elbow Beach Hotel, Paget, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the common shares of the Company, par value U.S. $1.00 per share (the "Common Shares"), it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the "Notice of Annual General Meeting" attached hereto.

  Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy. However, such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

  Shareholders of record as of the close of business on December 31, 1996 will be entitled to vote at the meeting. As of December 31, 1996, there were outstanding 16,517,111 Common Shares of the Company entitled to vote at the meeting, with each Common Share entitling the holder of record on such date to one vote.

  The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding at least 50% of the issued and outstanding Common Shares entitled to vote at the Annual General Meeting). The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders electing to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting, will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes. "Broker non-votes" will be counted towards the presence of a quorum, but will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

  The Company has enclosed a copy of its 1996 Annual Report to Shareholders along with this Proxy Statement. This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about January 14, 1997.

  The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made (which must relate to specific agenda items listed in the attached Notice of Annual General Meeting), the proxy holders will vote proxies in accordance with their best judgment with respect to such matters.

                             ELECTION OF DIRECTORS
                            (ITEM A ON PROXY CARD)

  The Company's Board of Directors consists of 13 directors and is divided into three groups with the terms of office of each group ending in successive years. The class of directors with terms expiring in 1997 consists of four directors, the class of directors with terms expiring in 1998 consists of four directors and the class of directors with terms expiring in 1999 consists of five directors. The Board of Directors has nominated Victor H. Blake, Joseph Haviv, Lester Pollack and Harvey G. Simons for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2000 and until their respective successors shall have been elected and qualified.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

  It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend, or the size of the Board of Directors may be reduced.

  Certain information with respect to nominees for election as directors proposed by the Board of Directors of the Company and the other directors whose terms of office as directors will continue after the Annual General meeting, including their principal occupation for the past five years, is set forth below.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2000

  Victor H. Blake, age 61, has been Chairman, Chief Executive Officer and President of the Company since its organization in September 1995 and Chairman and Chief Executive Officer of the Company's subsidiary, LaSalle Re Limited ("LaSalle Re"), since May 1994. Mr. Blake has 37 years experience in the insurance industry, concentrating primarily in reinsurance. Mr. Blake served as Chairman and Chief Executive Officer of CNA International Reinsurance Company Ltd. ("CNA Re"), a leading property and casualty insurer operating in the London market, from its formation in 1976 until October 1995. In addition, he acted as the chairman and chief executive officer of CNA Reinsurance Group from its formation in April 1994 until October 1995. CNA Reinsurance Group includes CNA Re and the United States reinsurance operations of CNA Financial Corporation (together with its affiliates "CNA"). Mr. Blake is the non-executive chairman of CNA Reinsurance Group. Mr. Blake is also founder Chairman of LUC Holdings Ltd, the shareholders of the London Underwriting Centre, a marketplace housing many of the London market insurers and reinsurers. He also served as a member of the Council of the London Insurance and Reinsurance Market Association and its predecessor bodies from 1977 to 1996.

  Joseph Haviv, age 42, has been a director of the Company since October 1995. Mr. Haviv has been Vice President of EXOR America Inc. (an international investment holding company) since April 1994. Prior to his current position with EXOR America Inc., Mr. Haviv was a Principal of McKinsey & Company, Inc (a management consulting firm).

  Lester Pollack, age 63, has been a director of the Company since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Pollack was a Deputy Chairman of LaSalle Re from October 1993 to May 1996. Mr. Pollack has been a Managing Director of Centre Partners Management llc (an investment services firm) since 1995, Senior Managing Director of Corporate Advisors, L.P. (an investment advisory services firm) since 1988, Managing Director of Lazard Freres & Co. LLC (an investment banking firm) since 1986 and Chief Executive Officer of Centre Partners, L.P. since 1986. Mr. Pollack is also a director of Continental Cablevision, Inc., Parlex Corporation, Polaroid Corporation, Sphere Drake Holdings, Ltd., SunAmerica, Inc. and Tidewater Inc.

  Harvey G. Simons, age 49, has been a director of the Company since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Simons has served as Executive Vice President and Chief Underwriting Officer of CNA Re for more than five years.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THIS MEETING

 Directors Whose Terms Expire in 1998

  Andrew Africk, age 30, has been a director of the Company since its organization in September 1995 and an alternate director of LaSalle Re since its organization in October 1993. Mr. Africk has been associated since 1992 with Apollo Advisors, L.P., which acts as managing general partner of certain securities investment funds, and Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Prior thereto, Mr. Africk was completing graduate degree programs at the Wharton School of Business and the University of Pennsylvania Law School. Mr. Africk is also a director of Continental Graphics Holdings, Inc. and Culligan Water Technologies, Inc.

  Jonathan H. Kagan, age 40, has been a director of the Company since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Kagan is a Managing Director of Corporate Advisors, L.P., which he joined in 1988. Mr. Kagan has also been associated with Lazard Freres & Co. LLC since 1980, has been a Managing Director since 1995 and is a Managing Director of Centre Partners Management llc. Mr. Kagan is also a director of Continental Cablevision, Inc., Tyco Toys Inc. and Firearms Training Systems, Inc.

  Donald P. Koziol, Jr., age 48, has been a director of the Company since its organization in September 1995. Mr. Koziol has been Executive Vice President of Aon Specialty Group (an insurance firm) since January 1995. Mr. Koziol was Chairman and Chief Executive Officer of Carvill America, Inc. (a reinsurance brokerage firm) from 1984 until 1994.

  Peter J. Rackley, age 58, has been a director of the Company since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Rackley has been Chairman and Group Chief Executive of Western International Financial Group Ltd. (a Bermuda-based insurance business) since 1993. Prior to that, Mr. Rackley held senior management executive positions in General Accident Fire & Life Assurance Company plc and NZI Insurance Group. Mr. Rackley is also Chairman of Catlin Westgen Holdings Limited, Westgen High Ridge Holdings Limited and CHA Insurance Company Limited and Deputy Chairman of Commercial Risk Partners Limited.

 Directors Whose Terms Expire in 1999

  William J. Adamson, Jr., age 44, has been Deputy Chairman and a director of the Company since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. He also served as Chairman of LaSalle Re from its inception until May 1994. Mr. Adamson has 21 years experience with CNA in the reinsurance industry in Chicago and London. Mr. Adamson became Chief Executive Officer of CNA Re in November 1995. Mr. Adamson has been Senior Vice President of Continental Casualty Company ("CCC") since November 1995 and head of its Chicago-based reinsurance operations and also President of CNA Re and CNA (Bermuda) Services Ltd. ("CNA Bermuda") since 1993. Prior to his appointment as Senior Vice President, he was a Group Vice President and a Vice President of CCC and its principal insurance subsidiaries. Mr. Adamson has acted as the chief operating officer of CNA Reinsurance Group since its formation in April 1994 and became its chief executive officer in November 1995.

  Ivan P. Berk, age 59, has been a director of the Company since its organization in September 1995 and an alternate director of LaSalle Re since its organization in October 1993. He has been Executive Director-Manager of Equities of Aon Advisors, Inc. since March 1993 and was Senior Portfolio Manager of Aon Advisors, Inc. from December 1990 until March 1993. Mr. Berk has 28 years of investment experience, including the formation of six insurance related companies in the last three years.

  Scott A. Schoen, age 38, has been a director of the Company since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Schoen is a Managing Director of Thomas H. Lee Company (a Boston-based private investment firm) which he joined in 1986. Mr. Schoen is also a director of Alliance International Group, Inc., Anchor Advanced Products, Health O Meter Products Inc., Rayovac Corporation and First Alert, Inc. and a Trustee of Insight Premier Funds.

  David A. Stockman, age 49, has been a director of the Company since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Stockman was a Deputy Chairman of LaSalle Re from October 1993 to May 1996. Mr. Stockman is a Member of Blackstone Group Holdings L.L.C. (a general partner of Blackstone Group Holdings L.P., an investment partnership) since February 1996 and was a General Partner of Blackstone Group Holdings L.P. (together with its successor, "Blackstone") from 1990 to February 1996. Mr. Stockman has been a Senior Managing Director of Blackstone since 1988. Prior to joining Blackstone, Mr. Stockman was a Managing Director of Salomon Brothers Inc. (an investment services firm). Mr. Stockman served as the Director of the Office of Management and Budget in the Reagan Administration from 1981 to 1985. Prior to that, Mr. Stockman represented Southern Michigan in the U.S. House of Representatives. Mr. Stockman is also a director of Bar Technologies, Inc. and Collins & Aikman Corporation.

  Paul J. Zepf, age 31, has been a director of the Company since May 1996. Previously he had been an alternate director of LaSalle Re since its organization in September 1993. He is a Principal of Corporate Advisors, L.P., which he joined in 1989. Mr. Zepf is also a Principal of Centre Partners Management llc, which manages Centre Capital Investors II, L.P. and related investment funds. Mr. Zepf is also a director of Firearms Training Systems, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the year ended September 30, 1996, the Board of Directors met five times, acted by written consent three times and held sixteen committee meetings. All directors attended at least 75% of the aggregate of such meetings of the Board of Directors and the committees of the Board of which they were a member (or of such meetings during such director's tenure on the Board of Directors), except for Messrs. Africk, Kagan, Pollack, Schoen and Simons. Mr. Schoen attended one meeting of the Board of Directors and four committee meetings by proxy, as permitted under Bermuda law, and on this basis attended in person or by proxy more than 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he served. The Board of Directors has established five standing committees: Audit, Compensation, Investment, Nominating and Underwriting/Actuarial.

 Audit Committee

  The Audit Committee is composed entirely of non-management directors and reviews the adequacy and effectiveness of the Company's external auditors and their audit report. The Audit Committee is comprised of Jonathan H. Kagan (Chairman), William J. Adamson, Peter J. Rackley and Scott A. Schoen. The Audit Committee met three times in fiscal year 1996.

 Compensation Committee

  The Compensation Committee is composed entirely of non-management directors and has responsibility for determining executive compensation. The Compensation Committee is comprised of Lester Pollack (Chairman), Joseph Haviv, Peter J. Rackley and Scott A. Schoen. The Compensation Committee met twice in fiscal year 1996.

 Investment Committee

  The Investment Committee approves guidelines that provide standards to ensure portfolio liquidity and safety, approves investment managers and custodians for portfolio assets and recommends asset allocation to the Board of Directors. The Investment Committee is comprised of Scott A. Schoen (Chairman), William J. Adamson, Ivan Berk, Victor H. Blake and Paul Zepf. The Investment Committee met twice in fiscal year 1996.

 Nominating Committee

  The Nominating Committee reviews candidates for the Board of Directors and makes recommendations to the Board of Directors. The Nominating Committee will consider a shareholder's suggestion for candidates if mailed to: LaSalle Re Holdings Limited, 25 Church Street, P.O. Box HM 1502, Hamilton HM FX Bermuda. The Nominating Committee is comprised of William J. Adamson, (Chairman), Ivan
P. Berk and Lester Pollack. The Nominating Committee met once in fiscal year
1996.

 Underwriting /Actuarial Committee

  The Underwriting/Actuarial Committee establishes guidelines for the Company's underwriters and actuaries and periodically reviews underwriting decisions. The Underwriting/Actuarial Committee is comprised of William J. Adamson, (Chairman), Victor H. Blake, Jonathan H. Kagan, Donald P. Koziol, Jr., Peter J. Rackley, David A. Stockman and Paul Zepf. The Underwriting/Actuarial Committee met three times in fiscal year 1996.

DIRECTOR COMPENSATION

  Directors of the Company are currently not paid to serve on the Board of Directors. Non-management directors receive reimbursement of their reasonable cost for attendance at each meeting (including committee meetings).

CERTAIN TRANSACTIONS

 Underwriting Services Agreement

  Pursuant to an underwriting services agreement (the "Underwriting Services Agreement") with CNA Bermuda, CNA Bermuda provides underwriting services and underwrites all classes of insurance and reinsurance as agent for LaSalle Re. The Underwriting Services Agreement expires on December 31, 1998 with a two year extension at the option of the Company. Until December 31, 1995, the fees for the underwriting services were as follows: (i) 2% for the first $150 million of gross written and collected premiums per fiscal year and 1.5% thereafter and (ii) for periods during which the Company's loss ratio since inception of LaSalle Re was 57% or less, subject to certain conditions, an underwriting profit commission of 2.5% of the aggregate net underwriting profits of LaSalle Re. Effective January 1, 1996, these fees are (i) 1.5% of gross written and collected premiums per fiscal year and (ii) subject to the same loss ratio test and conditions, an underwriting profit commission of 4.0% of the aggregate net underwriting profits of LaSalle Re. The fees for underwriting services were renegotiated in September 1995 by and approved by a vote of directors of LaSalle Re who are not affiliated with either CNA or Aon Corporation (together with its affiliates, "Aon"). The performance of CNA Bermuda and the fees paid are periodically reviewed by the Board of Directors of LaSalle Re.

  LaSalle Re accrued underwriting service fees to CNA Bermuda of $3,081,245, $3,411,321 and $1,465,283 for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 to September 30, 1994, respectively. In addition, the Company incurred profit commissions to CNA Bermuda of $4,139,573, $2,186,071 and $ nil for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 to September 30, 1994, respectively.

 Administrative Services Agreement

  Pursuant to an administrative services agreement (the "Administrative Services Agreement") with Aon Risk Consultants (Bermuda) Ltd. ("Aon Bermuda"), Aon Bermuda provides LaSalle Re with actuarial and financial reporting, accounting, office space and other administrative services. The Administrative Services Agreement expires on December 31, 1998 with a two year extension at the option of the Company. The fees for administrative services are: (i) $547,945 for 1993 (pro rata basis), (ii) $3,000,000 for 1994, (iii) $5,000,000 for 1995 and (iv) $7,000,000 for 1996. For periods beginning January 1, 1997, the fees for administrative services, and for the claims administrator services currently performed by Integrated Runoff Insurance Services Corporation ("IRISC"), an affiliate of Aon, will be $3,300,000 per year, plus a commission of 2.75% of the aggregate net underwriting profits of LaSalle Re, for periods during which the Company's loss ratio is 57% or less, subject to the same conditions applicable in the Underwriting Services Agreement. The fees for administrative services were negotiated in September 1995 by and approved by a vote of directors of LaSalle Re who are not affiliated with either CNA or Aon. The performance of Aon Bermuda and the fees paid are periodically reviewed by the Board of Directors of LaSalle Re.

 Investment Management Agreement

  Pursuant to an investment management agreement (the "Investment Management Agreement") with Aon Advisors (UK) Limited ("Aon Advisors"), Aon Advisors provides LaSalle Re with investment management services in accordance with the investment guidelines set by the Board of Directors of LaSalle Re. The Investment Management Agreement expires on September 30, 1998 with a one year extension at the option of the Company. The fees for the investment management services are as follows: (i) 35 basis points for the first $100 million of funds under management, (ii) 25 basis points for the next $100 million of funds under management and (iii) 15 basis points for all funds managed in excess of $200 million. The fees for investment management services were reviewed in September 1995 by and reapproved by a vote of directors of LaSalle Re who are not affiliated with either CNA or Aon. The performance of Aon Advisors and the fees paid are periodically reviewed by the Board of Directors of LaSalle Re. LaSalle Re paid Aon Advisors investment management fees of $1,027,685, $986,774 and $752,348 for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 to September 30, 1994, respectively.

 Claims Agreement

  Pursuant to a claims agreement (the "Claims Agreement") with IRISC, IRISC serves as claims administrator for LaSalle Re. After a review in September 1995 by directors who are not affiliated with CNA or Aon, the Company notified IRISC that it would not renew the Claims Agreement. As a result, the Claims Agreement will terminate on December 31, 1996. The services provided under the Claims Agreement will be provided by Aon Bermuda for no additional charge under the Administrative Services Agreement after December 31, 1996. The Claims Agreement provides for certain minimum fees to be paid per year, and also provides for additional fees calculated on an hourly basis if services provided exceed 450 hours in a given year. The fees paid under the Claims Agreement were as follows: (i) $47,334 for the period from October 26, 1993 to September 30, 1994, (ii) $78,026 for the year ended September 30, 1995 and (iii) $89,776 for the year ended September 30, 1996.

 Shareholders Agreement

  Pursuant to the Amended and Restated Shareholders Agreement dated November 27, 1995 among the Company, LaSalle Re, each of the founding shareholders of LaSalle Re (the "Founding Shareholders") and Mr. Blake (the "Shareholders Agreement"), certain holders of Common Shares have the right to demand that the Company register such shares with the Securities and Exchange Commission for an underwritten or at the market public offering. Such shareholders also have the right to have their Common Shares registered in connection with any registration of securities by the Company. Such demand right may be exercised at any time, subject to limitations. In connection with the first four such registrations, the Company is required to bear all registration and selling expenses, other than underwriting fees and commissions. Pursuant to the Shareholders Agreement, the Company also is (i) prevented from engaging in certain activities without the consent of a majority of the holders of exchangeable non-voting shares of LaSalle Re (the "Exchangeable Non-Voting Shares"), (ii) prevented from incurring certain indebtedness without the consent of a majority of the holders of Common Shares who are parties to the Shareholders Agreement and (iii) prevented from changing the terms of the Exchangeable Non-Voting Shares (other than as contemplated by a conversion agreement among the Company, LaSalle Re and certain of the Founding Shareholders) without the consent of a majority of both of (A) the outstanding Exchangeable Non-Voting Shares and (B) the Common Shares held by certain Founding Shareholders. In addition, upon a liquidation of LaSalle Re, holders of Exchangeable Non-Voting Shares will be contractually obligated to the parties to the Shareholders Agreement to transfer to holders of Common Shares such amount so as to ensure that the proceeds of the liquidation will be shared on a pro rata basis among the holders of Common Shares and the Exchangeable Non-Voting Shares. Additionally, LaSalle Re may not knowingly sell reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income without approval of 85% of the Board of Directors of LaSalle Re. If LaSalle Re knowingly sells reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income, then any such shareholder may exercise its registration rights regardless of the number of Common Shares it holds or, at the option of the Company, the Company may repurchase such shareholder's shares for their fair market value.

 Excess Ownership Agreement

  Pursuant to an excess ownership agreement dated November 27, 1995 among LaSalle Re, the Company and certain Founding Shareholders (the "Excess Ownership Agreement"), each such shareholder will at the request of the Company
(i) provide certain information on its ownership to the Company, (ii) notify the Company of any change in its ownership and (iii) inquire of each new partner or new 10% owner of the shareholder if such party owns shares in the Company or any ownership interest in any shareholder of the Company. Additionally, under certain circumstances such Founding Shareholders will agree to dispose of all or part of their respective shares of the Company or to exchange them for Exchangeable Non-Voting Shares.

 Reinsurance Transactions with Aon and CNA

  In the years ended September 30, 1996 and 1995 and the period from October 26, 1993 to September 30, 1994 the Company assumed premiums totaling approximately $24,045,470, $28,835,485 and $24,186,000, respectively, from a ceding company related to CNA. Absent CNA's relationship with the Company, such premiums may not have been written by the Company. In addition, during the same periods the Company wrote premiums totaling approximately $23,577,000, $22,057,000 and $14,163,000, respectively, through brokers related to Aon; brokerage fees incurred in respect of this business were approximately $2,357,700, $2,205,700 and $1,416,300, respectively, during the same periods. The terms of these reinsurance transactions were negotiated between the parties and the Company believes that such terms were at market rates.

 Loan to Executive Officer

  In accordance with Mr. Blake's employment agreement, the Company loaned Mr. Blake $695,000 to purchase a condominium in Bermuda. The loan is secured by an equitable mortgage on the condominium. The Company has agreed to reimburse Mr. Blake for interest paid on the loan. The loan is due at the time the condominium is sold or otherwise transferred by Mr. Blake. Subject to Mr. Blake's right to purchase the condominium upon termination of his employment, the sale of the condominium is required within a reasonable time following termination of his employment. If Mr. Blake elects to purchase the condominium upon termination of his employment, the principal of, and any unpaid interest on, the loan will be due on the 50th day after the termination date. If, as of the termination date, the fair market value of the condominium has increased over the purchase price, Mr. Blake shall also be required to pay the amount of the increase to the Company. If the fair market value of the condominium has decreased to below the purchase price, the amount due from Mr. Blake shall be reduced by the amount of the decrease.

 Other Transactions

  During 1996, the Company engaged the investment banking firm of Lazard Freres & Co. LLC for services. Messrs. Pollack and Kagan, directors of the Company, are both Managing Directors of Lazard Freres & Co. LLC. The Company may engage Lazard Freres & Co. LLC or its affiliates during 1997.

SECTION 16 REPORTING

  Directors, officers and beneficial owners of more than 10 percent of Common Shares of the Company are subject to the reporting requirements of Section 16 of the United States Securities Exchange Act of 1934, as amended. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, during the year ended September 30, 1996, all of such forms have been timely filed by the directors, officers and beneficial owners of more than 10 percent of Common Shares of the Company.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS, OFFICERS AND OTHER BENEFICIAL OWNERS

  The following table sets forth information, as of December 31, 1996 with respect to the beneficial ownership of Common Shares and Exchangeable Non-Voting Shares by Victor H. Blake, the Company's Chairman, Chief Executive Officer and President, the Company's other executive officers whose salary and benefits for 1996 exceeded $100,000, each of the Company's directors and nominees, by all directors, nominees and executive officers of the Company as a group and by each shareholder who is known by the Company to beneficially own more than five percent of the outstanding Common Shares or Exchangeable Non-Voting Shares. Unless otherwise indicated, the named individual or entity has sole voting and investment power over the Common Shares set forth below.

                                                                       PERCENT OF
                                                                      TOTAL COMMON
                                    PERCENT  NUMBER OF    PERCENT OF   SHARES AND
                          NUMBER OF   OF    EXCHANGEABLE EXCHANGEABLE EXCHANGEABLE
                           COMMON   COMMON   NON-VOTING   NON-VOTING   NON-VOTING
NAME OF BENEFICIAL OWNER   SHARES   SHARES     SHARES       SHARES       SHARES
------------------------  --------- ------- ------------ ------------ ------------
Victor H. Blake(1)......     59,054      *%          0        --             *%
William J. Adamson......      1,000      *           0        --             *
Andrew Africk...........          0    --            0        --           --
Ivan P. Berk............        300      *           0        --             *
Andrew Cook(2)..........      7,600      *           0        --             *
Joseph Haviv............          0    --            0        --           --
Guy Hengesbaugh(3)......     10,000      *           0        --             *
Jonathan H. Kagan(4)....    911,917   5.52   1,019,777      16.42%        8.50
Donald P. Koziol, Jr....          0    --            0        --           --
Lester Pollack(4).......    911,917   5.52   1,019,777      16.42         8.50
Peter J. Rackley........          0    --            0        --           --
Scott A. Schoen(5)......    493,847      *     196,044          *            *
Harvey G. Simons........          0    --            0        --           --
David A. Stockman(6)....    403,569      *     976,213      15.72         6.07
Paul J. Zepf(7).........    912,417   5.52   1,019,777      16.42         8.50
All directors and
 executive officers as a
 group (15 persons)(8)..  1,887,787  11.43   2,192,034      35.30        17.95
Aon Corporation(9)......    556,500      *   2,443,500      39.35        13.20
 123 North Wacker Drive
 Chicago, IL 60606
Continental Casualty      1,425,354   8.63   1,574,646      25.36        13.20
 Company(10)............
 CNA Plaza
 Chicago, IL 60685
Corporate Partners(4)...    911,917   5.52   1,019,777      16.42         8.50
 30 Rockefeller Plaza
 Suite 5050
 New York, NY 10020

                                                                     PERCENT OF
                                                                    TOTAL COMMON
                          NUMBER  PERCENT  NUMBER OF    PERCENT OF   SHARES AND
                            OF      OF    EXCHANGEABLE EXCHANGEABLE EXCHANGEABLE
                          COMMON  COMMON   NON-VOTING   NON-VOTING   NON-VOTING
NAME OF BENEFICIAL OWNER  SHARES  SHARES     SHARES       SHARES       SHARES
------------------------  ------- ------- ------------ ------------ ------------
Blackstone Entities(6)..  403,569     *%    976,213       15.72%        6.07%
 345 Park Avenue
 31st Floor
 New York, NY 10154
Hyatt Minneapolis         974,710  5.90           0         --             *
 Corporation............
 200 West Madison Street
 Chicago, IL 60606

--------
  *Less than 1%
 (1) Includes options to purchase 17,044 Common Shares.
 (2) Includes options to purchase 6,600 Common Shares.
 (3) Includes options to purchase 9,000 Common Shares.
 (4) Of these 911,917 shares, approximately 85%, 6% and 9% are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the State Board Administration of Florida ("SBA"), respectively, which are the registered shareholders of the Common Shares. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. All shares listed in the table as being beneficially owned by Messrs. Pollack and Kagan are beneficially owned by Corporate Advisors. Mr. Pollack may be deemed to share voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp. and Senior Managing Director of Corporate Advisors. Mr. Kagan may be deemed to share voting and investment power over such shares as the President of LFCP Corp. and Managing Director of Corporate Advisors. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard Freres & Co. LLC. Mr. Pollack and Mr. Kagan are both Managing Directors of Lazard Freres & Co. LLC. Each of Messrs. Pollack and Kagan disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
 (5) Of these 493,847 shares, approximately 82% and 18% are owned by Thomas H. Lee Equity Partners and THL-CCI Investors Limited Partnership, respectively, which are the registered shareholders of the Common Shares. Mr. Schoen is an employee of Thomas H. Lee Company, which is an affiliate of Thomas H. Lee Equity Partners and THL-CCI Investors Limited Partnership and may be deemed to share voting and investment power with respect to all of such Common Shares. Mr. Schoen disclaims beneficial ownership of such Common Shares. Excludes options to purchase 68,175 Exchangeable Non-Voting Shares.
 (6) Of these 403,569 shares, approximately 71%, 22% and 7% are owned by Blackstone LR Capital Partners L.P., Blackstone LR Offshore Capital Partners, L.P., and Blackstone Family Investment Partnership (Cayman) L.P., respectively, which are the registered shareholders of the Common Shares. Mr. Stockman has an interest in the general partner of each of the Blackstone Entities and may be deemed to share voting and investment power with respect to all of such Common Shares. The general partner of the general partner of the Blackstone Entities is owned and controlled by Peter G. Peterson and Stephen A. Schwarzman, each of whom have voting and investment power over the Common Shares held or controlled by the Blackstone Entities. Each of Messrs. Peterson, Schwarzman and Stockman disclaims beneficial ownership of such Common Shares. Excludes options to purchase 136,350 Exchangeable Non-Voting Shares.
 (7) Of these 912,417 shares, 911,917 are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and SBA. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore

    Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. Mr. Zepf may be deemed to share voting and investment power over such shares as a Principal of Corporate Advisors. Mr. Zepf disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
 (8) Includes options to purchase 32,644 Common Shares.
 (9) Of these 556,500 shares, approximately 50% are owned by each of Combined Insurance Company of America and Virginia Surety Company, Inc., which are the registered shareholders of the Common Shares and wholly-owned subsidiaries of Aon. Excludes option to purchase 909,000 Exchangeable Non-Voting Shares.
(10) All of these shares are owned by Continental Casualty Company, the registered shareholder of the Common Shares and a wholly-owned subsidiary of CNA Financial Corporation. At December 31, 1995, approximately 84% of the outstanding voting securities of CNA Financial Corporation were owned by Loews Corporation. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.

                                   MANAGEMENT

COMPENSATION

  The following table sets forth, in summary form, the compensation earned by Victor H. Blake, the Company's Chairman, Chief Executive Officer and President, and each of the Company's other executive officers whose salary and benefits for periods presented exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                     ANNUAL COMPENSATIONS          COMPENSATION
                                ---------------------------------  ------------
                                                                    SECURITIES
   NAME AND PRINCIPAL    FISCAL                      OTHER ANNUAL   UNDERLYING   ALL OTHER
        POSITION          YEAR   SALARY      BONUS   COMPENSATION    OPTIONS    COMPENSATION
   ------------------    ------ --------    -------- ------------  ------------ ------------
Victor H. Blake.........  1995  $262,500(1) $ 90,421   $146,992(2)                $ 22,695(3)
 Chief Executive Officer  1996   529,038     525,000    136,590(2)    85,218       852,308(4)
 and President
Guy D. Hengesbaugh(5)...  1995  $170,000    $ 45,000   $ 71,783(6)                $  5,950(7)
 Executive Vice
  President and           1996   200,000     100,000    104,756(6)    45,000         7,788(7)
 Chief Underwriting
  Officer
Andrew Cook(8)..........  1995  $ 97,333    $ 19,000   $ 30,835(9)                $  7,740(10)
 Chief Financial Officer  1996   161,231      75,000     76,077(9)    33,000        13,701(11)
 and Treasurer

--------
 (1) The compensation indicated relates to Mr. Blake's part-time service. See "Management--Employment Agreements."
 (2) Includes housing expenses of $123,541 for fiscal 1995 and $116,346 for fiscal 1996.
 (3) Consists of amounts paid for life insurance covering Mr. Blake.
 (4) Consists of $489,061 paid in connection with certain pension benefits for services rendered in fiscal 1996 and prior periods, $249,863 paid in connection with certain pension benefits for future services, $88,096 paid for monthly pension contributions, $22,032 paid for life insurance covering Mr. Blake and $3,256 paid for permanent health insurance covering Mr. Blake.
 (5) The compensation indicated was paid by CNA Bermuda pursuant to the Underwriting Services Agreement. See "Election of Directors--Certain Transactions--Underwriting Agreement."

 (6) Includes housing expenses and overseas allowances of $66,106 for fiscal 1995 and $97,607 for fiscal 1996.
 (7) Consists of contributions to a 401(k) Plan.
 (8) The compensation indicated for fiscal 1995 was paid by Aon Bermuda pursuant to the Administrative Services Agreement. See "Election of Directors--Certain Transactions--Administrative Services Agreement."
 (9) Includes housing expenses of $28,800 for fiscal 1995 and $60,462 for fiscal 1996.
(10) Consists of $5,740 paid in connection with a noncontributory pension plan and $2,000 paid in connection with a Company savings plan.
(11) Consists of $13,701 paid in connection with a noncontributory pension plan.

  The following table sets forth information concerning stock options granted to each of the Company's executive officers whose salary and benefits during the year ended September 30, 1996 exceeded $100,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                                    --------------------------
                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                         NUMBER OF                                             ANNUAL RATES OF STOCK
                         SECURITIES   % OF TOTAL                                PRICE APPRECIATION
                         UNDERLYING OPTIONS GRANTED EXERCISE                     FOR OPTION TERM(2)
                          OPTIONS   TO EMPLOYEES IN OR BASE                    ---------------------
NAME                     GRANTED(1)   FISCAL YEAR    PRICE    EXPIRATION DATE      5%        10%
----                     ---------- --------------- -------- ----------------- ---------- ----------
Victor H. Blake.........   85,218        52.2%       $18.75  November 27, 2005 $1,507,937 $3,115,753
Guy D. Hengesbaugh......   45,000        27.6%       $18.75  November 27, 2005 $  796,277 $1,645,297
Andrew Cook.............   33,000        20.2%       $18.75  November 27, 2005 $  583,937 $1,206,551

--------
(1) The options vest ratably in five annual installments over five years from the date of grant.
(2) The actual value, if any, an executive officer may realize will depend on the future performance of the Common Shares and the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive officer will be at or near the value reflected in the above table. These amounts represent certain assumed rates of appreciation only and may not be realized by the executive officer.

  The following table sets forth information for each of the Company's executive officers, whose salary and benefits during the year ended September 30, 1996 exceeded $100,000, with regard to the number of Common Shares underlying unexercised stock options and SARs, and the value of such stock options and SARs, in each case at September 30, 1996. No stock options or SARs have been exercised by any of the executive officers.

 AGGREGATE OPTIONS/SAR EXERCISES IN FISCAL YEAR 1996 AND 1996 FISCAL YEAR-END
                              OPTIONS/SAR VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                  OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                                SEPTEMBER 30, 1996       AT SEPTEMBER 30, 1996
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Victor H. Blake(1)..........         0/426,090               0/$4,802,034
Guy D. Hengesbaugh..........         0/ 45,000               0/$  208,350
Andrew Cook.................         0/ 33,000               0/$  152,790

--------
(1) Of the 426,090 securities underlying Mr. Blake's options/SARs, 85,218 pertain to stock options and 340,872 pertain to SARs. These are valued at $394,559 and $4,407,475, respectively.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement, as amended, with Victor
H. Blake, pursuant to which he serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement provides for an annual base salary of $575,000, effective October 1, 1996. In addition, Mr. Blake is entitled to an annual non-discretionary bonus based on the amount, if any, by which the Company's return on equity for that year exceeds 15% per annum, subject to a maximum of $855,000 (which he would receive at a 35% rate of return). In addition, Mr. Blake has been awarded 340,872 stock appreciation rights ("SARs") with respect to Common Shares. A portion of these SARs may become exercisable on January 1 of each of 1997, 1998 or 1999 based upon the amount, if any, by which the Company's compound annual rate of return exceeds 18% per annum for the entire measurement period. Once exercisable, each SAR may be exercised on or before March 30, 2004 or, if earlier, two years after Mr. Blake's termination of employment, for an amount equal to the fair market value of a Common Share, minus an amount equal to $16.67 minus dividend adjustments. The current exercise price is $10.45. The Company's dividend policy will likely result in substantial downward adjustments to this exercise price. Alternatively, at the Company's sole discretion, the SARs will entitle Mr. Blake to either (i) the number of special non-voting shares, par value U.S. $1.00 per share, which were issued by LaSalle Re in connection with the formation and capitalization of LaSalle Re (the "Special Non-Voting Shares") equal to the aggregate value of the SARs divided by the fair market value of a Special Non-Voting Share at the exercise date, or (ii) upon payment of the base value for each SAR, the number of Special Non-Voting Shares equal to the number of SARs exercised. The SARs may also become exercisable upon the occurrence of an "extraordinary transaction" involving a change in control of the Company. The agreement also provides Mr. Blake with certain benefits, including certain disability, pension and life insurance benefits, use of an automobile, certain club memberships and reimbursement of expenses incurred on a basis appropriate to an individual holding the position of chairman of a company such as the Company. In addition, the Company has loaned $695,000 to Mr. Blake in order to finance the purchase of a condominium in Bermuda. The agreement expires on March 31, 2000, but provides for automatic annual one-year renewals thereafter unless notice of non-renewal is provided by either party at least 18 months prior to the expiration of the agreement.

  Mr. Blake has agreed that, during the Non-Competition Period (as defined below), he will not directly or indirectly (i) provide goods or perform services for the benefit of any client, except with respect to goods provided or services performed for the benefit of the Company or CNA by the Company during the period in which Mr. Blake is employed by the Company, or (ii) solicit, attempt to solicit, or endeavor to procure engagement, for himself or for any business, the opportunity to provide such goods or perform services for any person (a) to whom the Company has provided such goods or performed such services for the benefit of the Company or CNA in the 12-month period prior to Mr. Blake's termination date or (b) to whom, during the six-month period prior to Mr. Blake's termination date, the Company has devoted material efforts to obtaining as a purchase of its goods or services. Mr. Blake has also agreed that, during the Non-Competition Period, he will not directly or indirectly, divert or attempt to divert any business from the Company. For purposes of the agreement, the "Non-Competition Period" means (i) if Mr. Blake's employment is terminated because of his permanent disability, for cause or it Mr. Blake resigns, the period commencing on the date Mr. Blake's employment is terminated and continuing for 24 months following such termination date and (ii) if Mr. Blake terminates his employment following a breach of the agreement by the Company or if Mr. Blake's employment is otherwise terminated by the Company, the period commencing on the date Mr. Blake's employment is terminated and continuing until the earlier to occur of the last day of the agreement term or 24 months following the termination date; provided that, for purposes of clause
(ii), the Company may extend the Non-Competition Period beyond the end of the agreement term to a specified date not later than 24 months following the termination date upon continuation of Mr. blake's then applicable base salary.

  The Company has entered into an employment agreement with Andrew Cook pursuant to which he serves as Chief Financial Officer and Treasurer of both the Company and LaSalle Re. The agreement is for a three-year term and provides for an annual base salary of $185,000, effective October 1, 1996. In addition, Mr. Cook is entitled to an annual partially discretionary bonus based in part on the Company's return on equity, subject to a maximum of $185,000. The agreement provides Mr. Cook with certain benefits, including disability and pension benefits, use of an automobile, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition clause that is similar to the non-competition clause contained in Mr. Blake's employment agreement and described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board consists of Messrs. Pollack, Rackley, Haviv and Schoen. No member of the Compensation Committee is or was an officer or employee of the Company or served as a director or a member of the compensation committee of any other company, one of whose executive officers served as a member of the Board or a member of the Compensation Committee of the Board.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board, which is composed solely of independent outside directors. Where appropriate, the Committee reviews and considers the recommendations of management before determining compensation policy. In addition, the Committee has employed outside consultants with respect to certain compensation-related issues. The Company's compensation programs are designed to be tied closely to Company performance and shareholder value, and to enable the Company to attract and retain the best possible executive talent.

  In general, the compensation of the Company's executive officers is determined under contracts previously approved by the Compensation Committee. The relation between Company performance and compensation is embodied in part in the bonus provisions contained in those contracts. Messrs. Blake and Cook have been employees of the Company since October 1, 1995. Prior to 1995, Messrs. Blake, Hengesbaugh and Cook were officers of LaSalle Re and the compensation of Mr. Cook was paid by Aon Bermuda pursuant to the Administrative Services Agreement. Mr. Hengesbaugh is employed by CNA Bermuda and his compensation is paid by CNA Bermuda pursuant to the Underwriting Service Agreement. See "Election of Directors--Certain Transactions--Underwriting Services Agreement."

  With respect to chief executive compensation, Mr. Blake's compensation during the year was based on an amended and restated employment agreement effective October 1, 1995. For the 1996 fiscal year, the contract provided for a fixed annual salary and an annual non-discretionary performance-based bonus. The measure of performance for purposes of the annual non-discretionary bonus is the Company's return on equity for the year in question. A one-time award of SARs was granted previously under the contract, a portion of which becomes exercisable based on the Company's compound annual rate of return since the inception of the Company. See "Management--Employment Agreements." Upon re-negotiation of the agreement in 1995, the Compensation Committee and the Board of Directors took into account, among other things, (1) their desire to compensate officers competitively with other companies in the property catastrophe business, (2) Mr. Blake's past compensation and (3) their view that, for purposes of determining compensation, the portion of compensation tied to performance should be measured both on an annual basis, as is done with the non-discretionary performance-based bonus, and on a long-term basis in the form of equity or equity equivalents, as is done with the SARs and stock options.

  Mr. Cook's compensation during the 1996 fiscal year was based on an employment agreement effective October 1, 1995 providing for a fixed annual salary for the period. Based solely on the Company's return on equity for the year, Mr. Cook qualified for the maximum non-discretionary bonus of $56,250 provided under the contract. On the recommendation of the Chief Executive Officer based on the achievement of financial and personal performance objectives, the Committee approved awarding him the full discretionary bonus of $18,750 available under the contract, resulting in a total bonus for the fiscal year of $75,000.

  In line with the Company's general compensation policies and the goal of encouraging alignment of management and shareholder interests through equity participation, the November 1995 option grants pursuant to the Company's Long-Term Incentive Plan for the Company's three executive officers were based on an analysis of the compensation offered by publicly traded Bermuda-based property catastrophe companies and took into account the increased responsibilities the executive officers would have as officers of a public company.

  The Company is not a U.S. taxpayer, and therefore Section 162(m) of the U.S. Internal Revenue Code (which restricts the deductibility of certain compensation under U.S. tax rules) is inapplicable to the Company's compensation payments.

                                          COMPENSATION COMMITTEE

                                          Lester Pollack, Chairman
                                          Joseph Haviv
                                          Peter J. Rackley
                                          Scott A. Schoen

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total shareholder returns, including reinvestment of dividends, on the Company's Common Shares to such return for the NASDAQ combined composite index and the NASDAQ combined insurance index for the period beginning on November 20, 1995 (the first day of public trading for the Common Shares) and ending on September 30, 1996 assuming $100 was invested on November 20, 1995. Each measurement point on the graph represents the cumulative shareholder return as measured by the last reported sale price at the end of each quarter during the relevant period.

                             [GRAPH APPEARS HERE]
            COMPARATIVE RETURNS AMONG LASALLE RE HOLDINGS LIMITED,
                          NASDAQ COMP AND NASDAQ INS

                         LaSalle Re Holdings
Measurement Period           Limited              Nasdaq Comp        Nasdaq Ins
------------------       -------------------      -----------        ----------
Measurement Pt-
11/21/95                      $100.00              $100.00           $100.00
12/29/95                      $112.96              $102.65           $108.62
01/31/96                      $116.05              $103.40           $108.87
02/29/96                      $113.58              $107.32           $110.69
03/29/96                      $106.17              $107.45           $108.51
04/30/96                      $ 98.15              $116.16           $108.46
05/31/96                      $104.94              $121.31           $110.21
06/28/96                      $111.11              $115.61           $110.18
07/31/96                      $111.11              $105.43           $102.26
08/30/96                      $114.81              $111.37           $108.89
09/30/96                      $116.05              $119.70           $112.59


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                            (ITEM B ON PROXY CARD)

  The appointment and authorization of fees for independent auditors are approved annually by the Board of Directors and ratified by the Company's shareholders. The appointment and authorization of the Board is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimate fees for professional services for the coming year. The Board of Directors has authorized the engagement of KPMG Peat Marwick as the Company's independent auditors for the year ended September 30, 1997. KPMG Peat Marwick has had responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1993.

  Representatives of KPMG Peat Marwick will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF AND AUTHORIZATION OF FEES FOR KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals must be received no later than September 14, 1997 and must otherwise comply with the rules of the Securities and Exchange Commission to be eligible for inclusion in the 1998 Annual General Meeting proxy statement.

                            SOLICITATION OF PROXIES

  The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by the Company by mail, and may be made by directors, officers and employees, personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of Common Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the attached Notice Of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Victor H. Blake
                                          Chairman, Chief Executive Officer
                                           and President

PROXY
                         LASALLE RE HOLDINGS, LIMITED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Andrew Cook and T.W. Tucker Hall, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and to vote all shares of the Company held by the undersigned at the Annual Meeting of Stockholders, to be held at the Elbow Beach Hotel, South Shore Road, Bermuda on February 28, 1997 at 9:00 a.m. local time.

(1)  ELECTION OF DIRECTORS: Nominees for terms expiring in 2000:
     Victor H. Blake
     Joseph Haviv
     Lester Pollack
     Harvey G. Simons

(2) TO APPOINT KPMG Peat Marwick as the Company's independent auditors for 1997, and authorize the Board of Directors to set the fees for the independent auditors.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                     SEE REVERSE
                                                                        SIDE

[X] Please mark your votes as in this example.                         6820
                                                                       ----

     This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
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        The Board of Directors recommends a vote FOR proposals 1 and 2.
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1. Election of Directors (see reverse)

       FOR       WITHHELD
       [_]         [_]

For, except vote from the following nominee(s):

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2. Appointment of Auditors.

       FOR        AGAINST        ABSTAIN
       [_]          [_]            [_]

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                                         Please sign below exactly as name(s)
                                         appears hereon. Joint owners should
                                         each sign. When signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, please give full title as
                                         such.



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